EXHIBIT 23.2

CONSENT OF INDEPENDENT RESERVE ENGINEERS AND GEOLOGISTS

     As independent reserve engineers, geologists, and geophysicists, we hereby consent to the references to our Firm’s name and our Firm’s reserve report dated January 20, 2011 on the oil and natural gas reserves of Legacy Reserve LP as of December 31, 2010 in Legacy Reserves LP’s annual report for the year ended December 31, 2010 filed on Form 10-K and in Legacy Reserves LP’s registration statements on Form S-8 (No. 333-144586) and on Form S-3 (Nos. 333-149251 and 333-150111) with the Securities and Exchange Commission.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Name: Joe A. Young
Title: Senior Partner

March 4, 2011